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                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)


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                                                                                                     Three Months Ended
                                                            Year Ended December 31,                       March 31,
                                             -----------------------------------------------------  --------------------
                                               1997        1998       1999       2000       2001       2001       2002
                                             --------    --------   --------   --------   --------   --------   --------
Income (loss) before minority
   interests, taxes and
   extraordinary items                       ($11,778)   $ 25,194   $ 48,846   $ 61,070   $ 80,635   $ 11,650   $ 26,701
                                             --------    --------   --------   --------   --------   --------   --------
Plus:
Fixed charges:
  Interest expense (including amortization
    of deferred financing costs)               14,071      31,462     29,344     32,777     34,790      9,668      7,872
  Capitalized interest                              0           0          0        725      1,734        357        577
  Interest factor in rental expense             7,461       8,610      9,733     11,587     15,739      3,565      4,389
  Preferred dividends                               0           0          0      8,981     13,269      3,409      4,502
                                             --------    --------   --------   --------   --------   --------   --------
Total fixed charges                            21,532      40,072     39,077     54,070     65,532     16,999     17,339
                                             --------    --------   --------   --------   --------   --------   --------
Less:
Capitalized interest                                0           0          0        725      1,734        357        577
Preferred dividends                                 0           0          0      8,981     13,269      3,409      4,502
                                             --------    --------   --------   --------   --------   --------   --------
Earnings                                     $  9,754    $ 65,266   $ 87,923   $105,434   $131,164   $ 24,883   $ 38,962
                                             ========    ========   ========   ========   ========   ========   ========
Ratio (shortfall) of earnings to fixed
  charges                                     (11,778)       1.63       2.25       1.95       2.00       1.46       2.25
                                             ========    ========   ========   ========   ========   ========   ========

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